Memorandum

      To:   Mr. Charles J. Lucy
      From: Board of Directors
            INRAD, Inc.
      Subject:  Employment Contract
      Date:  March 10, 1999

The board of Directors of INRAD, Inc. offers you the position of President and Chief Executive Officer of INRAD with all the usual authority commensurate with the Chief Executive Officer title. In this role you will assume the responsibility of operating the company and will have the authority to make the decisions necessary for the success of the business, subject to the Board's review and approval where appropriate. As President and Chief Executive Officer you will also be a member of the Board of Directors.

A.  Salary

The base salary will be Ten Thousand ($10,000) Dollars per month, payable monthly, based on a minimum of three days per week present at the Northvale office or on business travel.

B.  Duration and Termination

Duration will be a minimum of six consecutive months in either a CEO or consultant capacity. Terminable by either party after a minimum duration upon one month's notice.

C.  Capital Investment

The Board recognizes there is a need for capital investment immediately to allow you to make the necessary staff and operational changes. Clarex has committed to invest $500,000 in INRAD at once or in stages as needed by INRAD in 1999.

C.  Commuting and Living Expenses

INRAD will pay all commuting and living expenses related to your presence in Northvale or on company business. Living expenses will include rental of mutually agreed suitable quarters for you and your wife, or up to $150 per night hotel expense until such quarters are engaged.

D.  Dr. Ruderman

Effective on your start date, Dr. Ruderman will step out of the role of the President and Chief Executive Officer and become Chief Scientific Officer of the company. He will of course continue to serve as Chairman of the Board of Directors. As the new President and Chief Executive Officer you will have, subject to the Board of Directors, complete authority and responsibility for operating the company.

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E.  Company Benefits

You may set your own vacation time as operations will allow. A summary of life insurance and health benefits is available at your request.

Your signing and returning a copy of this offer will constitute your acceptance of the terms and conditions of this offer and your election to the position of President and Chief Executive Officer of INRAD.

We would like you to assume the responsibilities of the Presidency effective March 10, 1999.

Sincerely,                                   Accepted by:


      -----------------------------          --------------------------
      Warren Ruderman                        C.J. Lucy
      Chairman of the Board of Directors
      INRAD, Inc.